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               [Letterhead of Goodsill Anderson Quinn & Stifel]



                               November 22, 1994

Hawaiian Electric Industries, Inc.
900 Richards Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

                 Hawaiian Electric Industries, Inc., a Hawaii corporation (the "Company"), has filed a Registration Statement on Form S-3 under the Securities Act of 1933, covering an additional 2,500,000 shares of Common Stock, without par value (the "Shares"), of the Company to be offered and sold in connection with the Company's Dividend Reinvestment and Stock Purchase Plan.

                 We have examined the Registration Statement. We have also examined the Restated Articles of Incorporation of the Company, as amended, and such appropriate records of the Company, certificates of public officials and other documents as we deem pertinent as a basis for the opinions hereinafter expressed.

                 Upon the basis of such examination, we are of the opinion that:

                 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

                 2. When the Shares have been duly issued and sold as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to our firm under the caption "Validity of Common Stock" in the Registration Statement, and to the filing of our opinion of this date concerning tax matters as Exhibit 8 to the Registration Statement.

                                  Very truly yours,

                                  /s/ GOODSILL ANDERSON QUINN & STIFEL


                                  EXHIBIT 5